Exhibit 99.(n)(3)

MULTIPLE CLASS PLAN FOR THE LIFECYCLE FUNDS OF THE TIAA-CREF
INSTITUTIONAL MUTUAL FUNDS

A.	Introduction

          The TIAA-CREF Lifecycle Funds are a group of series of the TIAA-CREF Institutional Mutual Funds (the “Trust”), which is a statutory trust established under Delaware law. The TIAA-CREF Lifecycle Funds (the “Lifecycle Funds”) are different from the other series of the Trust in that they are each managed with a specific target retirement date and they adjust their allocations to more conservative investments as that date approaches. As the classes of the Lifecycle Funds have different features than the corresponding classes of the other series of the Trust, they have adopted their own Multi-Class Plan (the “Plan”) pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (the “1940 Act”).

          The Trust’s Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio. The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3. Teachers Advisors, Inc. (“Advisors”) is the Lifecycle Funds’ investment manager and Teachers Personal Investors Services, Inc. (“TPIS”) is the Lifecycle Funds’ principal underwriter and distributor. TIAA-CREF Individual & Institutional Services, Inc. (“Services”) serves as a dealer in the distribution of certain classes of shares of the Lifecycle Funds.

          This Multiple Class Plan (the “Plan”) is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the Funds identified on the chart comprising Exhibit A.

          Each Lifecycle Fund may be divided into as many as two classes of shares of beneficial interest (“Shares”), designated as the Institutional Class and Retirement Class, respectively. Each Class of Shares of a Lifecycle Fund is offered through different distribution channels or by different intermediaries and, except as outlined below, represents interests in the same investment portfolio of the Lifecycle Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B.	General Description of Classes Offered Institutional Class Shares

          Institutional Class Shares are offered only to certain categories of investors as set forth in the Lifecycle Funds’ Institutional Class Prospectus.

          Institutional Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Institutional Class Shares will be paid out of a Lifecycle Fund’s assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities.

          Institutional Class Shares bear the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”).

          Retirement Class Shares

          Retirement Class Shares are offered only to certain categories of investors as set forth in the Lifecycle Funds’ Retirement Class Prospectus.

          The Lifecycle Funds have adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act (“Distribution Plan”) with respect to Retirement Class Shares. Under the Distribution Plan, subject to approval by Trust’s Board of Trustees, the Lifecycle Funds may reimburse TPIS for distribution-related expenditures made on behalf of Retirement Class Shares at an annual rate of up to 0.05% of average daily net assets attributable to Retirement Class shares.

          Additionally, distribution-related expenses and costs of Retirement Class Shares may be paid by Advisors, TPIS, Services or other entities. Retirement Class Shares may bear some of Services’ expenses for shareholder services in the nature of “personal service” or “maintenance of shareholder accounts” (as defined in NASD Rule 2830(d)) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

          Retirement Class Shares also bear their Class Expenses, including paying Advisors for certain administrative costs associated with offering Retirement Class Shares on retirement plan platforms.

          Additional Classes of Shares

          The Board of Trustees has the authority to create additional classes, or change features of existing classes, of the Lifecycle Funds from time to time, in accordance with Rule 18f-3 of the 1940 Act.

C.	Income and Expense Allocation

          Except for Class Expenses, all expenses incurred by a Lifecycle Fund are allocated among the Institutional Class Shares and the Retirement Class Shares based on the net assets of the Lifecycle Fund attributable to each class. Among other things, Class Expenses include:

1.	transfer agency fees and shareholder servicing expenses identified as being attributable to a specific class of Shares.

2.	state securities registration or notification fees incurred by a specific class of Shares.

3.	Securities and Exchange Commission (“SEC”) registration fees incurred by a specific class of Shares.

4.	accounting, audit and tax expenses relating to a specific class of Shares.

5.	fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.	litigation or other legal expenses relating only to one class of Shares.

8.	trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.	such other expenses actually incurred in a different amount by a class or related to a class’ receipt of services of a different kind or to a different degree than other classes.

          Expenses of a Lifecycle Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Lifecycle Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

D.	Exchange Privileges

          Institutional Class Shares of any Lifecycle Fund may be exchanged for or acquired through an exchange of Institutional Class Shares of any other Lifecycle Fund, other series of the Trust or other investment products, as provided for in the Lifecycle Funds’ Institutional Class Prospectus and/or in materials provided by retirement plan providers.

          Retirement Class Shares of any Lifecycle Fund may be exchanged for or acquired through an exchange of Retirement Class Shares of any other Lifecycle Fund, other series of the Trust or other investment products, as provided for in the Lifecycle Funds’ Institutional Class Prospectus and/or in materials provided by retirement plan providers.

           These exchange privileges may be modified or terminated by the Trust to the extent permitted by SEC rules or policies, and exchanges may be made only into funds or other products that are legally available for sale in the investor’s state of residence.

E.	Voting Rights

          Each Share class has exclusive voting rights with respect to matters that exclusively affect that class. For example, as the Retirement Class is the only class of the Lifecycle Funds to adopt the Distribution Plan, only Retirement Class shareholders will have the right to vote on issues related to the Plan.

F.	Class Designation

          Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of the classes of Shares of the Lifecycle Funds.

G.	Additional Information

          This Plan is qualified by and subject to the terms of the current Prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectuses for the Trust contain additional information about the Classes, the Funds and the Trust’s multiple class structure.

H.	Date of Effectiveness

           After approval by a majority of the Board of Trustees, including a majority of the independent Trustees, this Plan will become effective on January 17, 2007.

EXHIBIT A

TIAA-CREF Lifecycle 2010 Fund
TIAA-CREF Lifecycle 2015 Fund
TIAA-CREF Lifecycle 2020 Fund
TIAA-CREF Lifecycle 2025 Fund
TIAA-CREF Lifecycle 2030 Fund
TIAA-CREF Lifecycle 2035 Fund
TIAA-CREF Lifecycle 2040 Fund